                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Aurum Software, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: N/A

    (2) Form, Schedule or Registration Statement No.: N/A

    (3) Filing Party: N/A

    (4) Date Filed: N/A

Notes:

                           [LOGO OF AURUM SOFTWARE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 30, 1997
                                   2:00 P.M.

To the Stockholders:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Aurum Software, Inc., a Delaware corporation ("Aurum" or the "Company"), will be held on Friday, May 30, 1997, at 2:00 p.m., local time, at the Company's principal executive offices at 3385 Scott Boulevard, Santa Clara, California 95054 for the following purposes:

  1. To elect directors to serve until the next Annual Meeting of Stockholders or until their successors are elected;

  2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 15, 1997 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          For the Board of Directors
                                          AURUM SOFTWARE, INC.

                                          /s/ CHRISTOPHER L. DIER
                                          Christopher L. Dier
                                          Secretary

Santa Clara, California
May 1, 1997


                            YOUR VOTE IS IMPORTANT.

 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.

                             AURUM SOFTWARE, INC.

                            PROXY STATEMENT FOR THE

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                       --------------------------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of AURUM SOFTWARE, INC., a Delaware corporation ("Aurum" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 30, 1997, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices at 3385 Scott Boulevard, Santa Clara, California 95054. The telephone number at that location is (408) 986-8100. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors as set forth herein and, at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1996, including financial statements, were first mailed on or about May 1, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

  Stockholders of record at the close of business on April 15, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 11,572,022 shares of Common Stock, $.001 par value.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Aurum Software, Inc. at 3385 Scott Boulevard, Santa Clara, California 95054, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING

  Each share of Common Stock outstanding on the Record Date is entitled to one vote. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the Annual Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

SOLICITATION OF PROXIES

  The expense of soliciting proxies in the enclosed form will be borne by the Company. In addition, the Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, personally or by telephone, telegram, facsimile, or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders of the Company intended to be presented for consideration at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 30, 1997 in order that they may be included in the proxy statement and form of proxy related to that meeting.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

  At the Annual Meeting, a Board of seven directors will be elected, each to hold office until his or her successor is elected and qualified, or until his or her death, resignation, or removal. Shares represented by the accompanying proxy will be voted for the election of the seven nominees (recommended by the Board of Directors) who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. If any nominee for any reason is unable to serve or will not serve, however, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

  Oliver D. Curme, who has served as a member of the Company's Board of Directors since 1993, has advised the Board that he will not be a candidate for re-election and that he will retire as a director immediately after the conclusion of the Annual Meeting. In connection with his resignation, the Board of Directors has amended the Company's Bylaws, effective as of the date of the Annual Meeting, to reduce the authorized number of directors from eight to seven. Mr. Curme became a director of the Company in connection with venture capital investments made prior to the Company's initial public offering by an investment fund with which he is affiliated. The Company wishes to thank Mr. Curme for his valuable service to the Company during the last four years.

  The following table sets forth certain information concerning the nominees, which information is based on data furnished to the Company by the nominees:

                                                                             DIRECTOR
NAME OF NOMINEE          AGE POSITION(S) WITH THE COMPANY                     SINCE
---------------          --- ----------------------------                    --------
Mary E. Coleman.........  42 President, Chief Executive Officer and Director   1994
David D. Buchanan.......  43 Executive Vice President and Director             1992
Mark Leslie (1).........  51 Director                                          1996
Robert J. Loarie (2)....  54 Director                                          1994
Robert M. Obuch (1).....  51 Director                                          1995
Jeffrey T. Webber.......  44 Director                                          1996
Charles C. Wu (1).......  36 Director                                          1993

----------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  There is no family relationship among any of the directors or executive officers of the Company, except that David D. Buchanan, an Executive Vice President and Director of the Company, is married to Susan K. Buchanan, an Executive Vice President of the Company. The Buchanans co-founded the Company.

  Mary E. Coleman has served as the Company's President and Chief Executive Officer and as a Director since November 1994. From May 1993 to November 1994, Ms. Coleman served as the Company's Vice President of Marketing and from January 1994 to September 1994 as Vice President of Engineering. From March 1992 until April 1993, she served as Vice President of Marketing for Radius, Inc., a manufacturer of peripherals for Apple Macintosh computers. From October 1990 until March 1992, Ms. Coleman was Vice President of Marketing at McData Corporation, a data center network switch supplier.

  David D. Buchanan, a co-founder of the Company, has served as Executive Vice President and as a Director of the Company since January 1993. From January 1992 until January 1993, Mr. Buchanan served as Chairman of the Company's Board of Directors. From 1984 until founding the Company in 1991, Mr. Buchanan served in various management positions at Ungerman-Bass Networks, Inc. and Proteon, Inc., both networking companies.

  Mark Leslie has served as a Director of the Company since April 1996. Mr. Leslie has served as President and Chief Executive Officer of Veritas Software Corporation, a storage management software company, since February 1990. Mr. Leslie also serves as a director of Veritas Software Corporation and as Chairman of the Board of Directors and a member of the compensation committee of Versant Object Technology Corporation.

  Robert J. Loarie has served as a Director of the Company since March 1994. Since August 1992, Mr. Loarie has been a Principal of Morgan Stanley & Co. Incorporated, a diversified investment firm, and a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. From 1981 until August 1992, Mr. Loarie served as a general partner of several venture capital partnerships affiliated with Weiss, Peck & Greer, an investment management firm. Mr. Loarie also serves as a director of Adaptec, Inc. and TelCom Semiconductor, Inc.

  Robert M. Obuch has served as a Director of the Company since August 1995. Mr. Obuch has been a Principal of BankAmerica Ventures, a venture capital investment affiliate of BankAmerica Corporation, since August 1994. From April 1994 to August 1994, Mr. Obuch worked as an independent management consultant. From May 1992 to April 1994, Mr. Obuch served as President and Chief Executive Officer of Computerized Lodging Systems, Inc., a hotel reservation and registration software company. From August 1990 to May 1992, Mr. Obuch worked as an independent management consultant.

  Jeffrey T. Webber has served as a Director of the Company since April 1996. Since January 1991, Mr. Webber has served as President of R.B. Webber & Company, Inc., a management consulting firm. Mr. Webber also serves as a director of Sybase, Inc.

  Charles C. Wu has served as a Director of the Company since January 1993. Mr. Wu has been Vice President of Vertex Management, Inc., a venture capital investment firm, since February 1991.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  Directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting and entitled to vote on the election of directors. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOREGOING SLATE OF NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

BOARD AND COMMITTEE MEETINGS

  The Company's Board of Directors held nine meetings during the fiscal year ended December 31, 1996. Except for David D. Buchanan, who attended 67% of the total number of meetings held in fiscal 1996, no incumbent director during fiscal 1996 attended fewer than seventy-five percent (75%) of the aggregate of
(i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the period such person served). The Board of Directors has standing Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee.

  From January 1996 through November 1996, the Audit Committee was comprised of Robert M. Obuch and Charles C. Wu. Mark Leslie became a member of the Audit Committee in December 1996. The Audit Committee held one meeting during fiscal 1996. The purposes of the Audit Committee are to review with the Company's management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention.

  The members of the Compensation Committee during fiscal 1996 were Oliver D. Curme and Robert J. Loarie. The Compensation Committee held one meeting during fiscal 1996. The Board of Directors will elect a new member of the Compensation Committee to replace Mr. Curme following the Annual Meeting. The purposes of the Compensation Committee are to review and approve the compensation to be paid or provided to the Company's executive officers, the aggregate compensation of all employees of the Company, and the terms of compensation plans of all types.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during fiscal 1996 were Oliver D. Curme and Robert J. Loarie. Neither Mr. Curme nor Mr. Loarie was at any time during the Company's 1996 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

  The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation. At the time Mr. Leslie and Mr. Webber became members of the Board of Directors, the Company granted each of them an option to acquire 18,750 shares of the Company's Common Stock under the Company's 1995 Stock Plan, subject to monthly vesting over four years. The Company's 1996 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. Upon joining the Board of Directors, each new non-employee director will automatically be granted an initial option to purchase 18,750 shares of Common Stock, provided that no non-employee director who was a non-employee director at the time of the adoption of the Director Option Plan will receive such an initial grant. Each non-employee director will subsequently be granted an option to purchase 4,688 shares of Common Stock at the first meeting of the Board of Directors following each annual meeting of stockholders beginning with the 1997 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan become exercisable at a rate of 1/48th of the shares subject to such options on the monthly anniversary of the date of grant.

  The Company's directors who are also officers of the Company do not receive any additional compensation for their services as members of the Board of Directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1997 by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each current director of the Company; (iii) the Company's Chief Executive Officer and each of the Company's five most highly compensated executive officers who served as officers of the Company during the fiscal year ended December 31, 1996 (the "Named Executive Officers"); and (iv) all directors and current executive officers of the Company as a group.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED (2)
                                                              -----------------
DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS (1)   NUMBER   PERCENT
------------------------------------------------------------  --------- -------
PRINCIPAL STOCKHOLDERS:

Morgan Stanley Venture Partners II, L.P. (3)................. 2,275,593  19.7%
1221 Avenue of the Americas
New York, New York 10004

Vertex Management, Inc. (4) ................................. 1,323,895  11.4%
Three Lagoon Drive, Suite 220
Redwood City, California 94065

ABF Partners II, L.P. (5) ................................... 1,322,884  11.4%
20 William Street
Wellesley, Massachusetts 02181

Amerindo Investment Advisors Inc. (6) .......................   952,000   8.2%
One Embarcadero Center, Suite 2300
San Francisco, California 94111

BankAmerica Corporation (7) .................................   949,366   8.2%
555 California Street
San Francisco, California 94104

The Buchanan Family 1991 Trust (8)...........................   589,376   5.1%

DIRECTORS AND NAMED EXECUTIVE OFFICERS:

David D. Buchanan (9)........................................   763,467   6.6%
Susan K. Buchanan (10).......................................   763,467   6.6%
Timothy E. Campbell (11).....................................    83,125     *
Mary E. Coleman (12).........................................   458,547   4.0%
Charles J. Donchess (13).....................................    32,881     *
Tuoc V. Luong (14)...........................................   156,780   1.4%
James W. Thanos (15).........................................   155,360   1.3%
Oliver D. Curme (16)......................................... 1,322,884  11.4%
Mark Leslie (17).............................................    29,043     *
Robert J. Loarie (18)........................................ 2,275,593  19.7%
Robert M. Obuch (19).........................................   949,366   8.2%
Jeffrey T. Webber (20).......................................    23,627     *
Charles C. Wu (21)........................................... 1,325,770  11.6%
All current executive officers and directors as a group (13
 persons) (22)............................................... 7,809,502  67.5%

--------
  *  Less than 1%.
 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each listed stockholder is c/o Aurum Software, Inc., 3385 Scott Boulevard, Santa Clara, California 95054.

 (2) Applicable percentage ownership is based on 11,571,361 shares of Common Stock outstanding as of February 28, 1997 and, in the case of officers and directors, applicable options. Shares of Common Stock subject to options that are exercisable within 60 days of February 28, 1997 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.
 (3) Based on a filing with the Securities and Exchange Commission dated February 14, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Capital Investors, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (collectively, the "Morgan Funds").
 (4) Based on a filing with the Securities and Exchange Commission dated February 19, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by Vertex Investments (II) Ltd. ("Vertex II") and Vertex Investments Pte. Ltd. ("Vertex Pte."), each of which are affiliated with Vertex Management, Inc.
 (5) Based on a filing with the Securities and Exchange Commission dated February 14, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by Battery Ventures II, L.P., of which ABF Partners II, L.P. serves as general partner.
 (6) Based on a filing with the Securities and Exchange Commission dated February 21, 1997, indicating beneficial ownership as of February 14, 1997.
 (7) Based on a filing with the Securities and Exchange Commission dated February 11, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by BankAmerica Ventures ("BA Ventures"), a venture capital investment affiliate of BankAmerica Corporation, and shares held by BA Ventures Partners I ("BA Partners"), an investment general partnership comprised of certain employees of BA Ventures.
 (8) Based on a filing with the Securities and Exchange Commission dated February 13, 1997. David D. Buchanan, an Executive Vice President and Director of the Company, and Susan K. Buchanan, an Executive Vice President of the Company, are co-trustees of The Buchanan Family 1991 Trust.
 (9) Includes 174,091 shares of Common Stock held by Mr. Buchanan individually and 589,376 shares of Common Stock held by The Buchanan Family 1991 Trust, for which Mr. Buchanan serves as co-trustee. Excludes 174,091 shares held by Mr. Buchanan's wife as separate property and for which Mr. Buchanan disclaims beneficial ownership.
(10) Includes 174,091 shares of Common Stock held by Ms. Buchanan individually and 589,376 shares of Common Stock held by The Buchanan Family 1991 Trust, for which Ms. Buchanan serves as co-trustee. Excludes 174,091 shares held by Ms. Buchanan's husband as separate property and for which Ms. Buchanan disclaims beneficial ownership.
(11) Includes 32,500 shares of Common Stock issuable upon exercise of outstanding options, of which no shares were vested as of February 28, 1997. Such options may be exercised in full prior to complete vesting subject to Mr. Campbell's entering a restricted stock purchase agreement granting the Company an option to repurchase such shares at their original purchase price in the event of a termination of Mr. Campbell's employment with the Company. Also includes 32,916 unvested shares of Common Stock subject to the Company's repurchase option as of February 28, 1997 in the event of a termination of Mr. Campbell's employment with the Company.
(12) Includes 230,795 unvested shares of Common Stock subject to the Company's repurchase option as of February 28, 1997 in the event of a termination of Ms. Coleman's employment with the Company.
(13) Mr. Donchess resigned as an executive officer of the Company effective in December 1997.
(14) Includes 114,136 unvested shares of Common Stock subject to the Company's repurchase option as of February 28, 1997 in the event of a termination of Mr. Luong's employment with the Company.
(15) Includes 81,880 unvested shares of Common Stock subject to the Company's repurchase option as of February 28, 1997 in the event of a termination of Mr. Thanos' employment with the Company.
(16) Represents shares of Common Stock held by Battery Ventures II, L.P. Mr. Curme is a director of the Company and a general partner of ABF Partners II, L.P., the general partner of Battery Ventures II, L.P. Mr. Curme disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(17) Includes 18,750 shares of Common Stock issuable upon exercise of an outstanding option, of which 3,906 shares were vested as of February 28, 1997. Mr. Leslie's option may be exercised in full prior to complete vesting subject to his entering a restricted stock purchase agreement granting the Company an option to repurchase such shares at their original purchase price in the event of a termination of Mr. Leslie's membership on the Company's Board of Directors.
(18) Represents shares held by the Morgan Funds. Mr. Loarie is a director of the Company, a principal of Morgan Stanley & Co. Incorporated, a general partner of Morgan Stanley Venture Partners II, L.P., and a Vice President and a director of its general partner. Mr. Loarie disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(19) Represents shares held by BA Ventures and shares held by BA Partners. Mr. Obuch is a Principal of BA Ventures, a general partner of BA Partners, and a director of the Company. Mr. Obuch disclaims beneficial ownership of all shares held by BA Ventures and all shares held by BA Partners except to the extent of his proportionate general partnership interest in BA Partners.
(20) Includes 14,844 unvested shares of Common Stock subject to the Company's repurchase option in the event of a termination of Mr. Webber's membership on the Company's Board of Directors.
(21) Includes shares held by Vertex II and shares held by Vertex Pte. Vertex II and Vertex Pte. are investment affiliates of Vertex Management, Inc., a venture capital investment firm. Mr. Wu is a Vice President of Vertex Management, Inc. and a director of the Company. Mr. Wu disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(22) Includes 116,474 shares immediately issuable upon exercise of outstanding options under the Company's 1995 Stock Plan, of which 112,568 shares were not vested as of February 28, 1997. Includes 500,821 unvested shares that were subject to repurchase options in favor of the Company as of February 28, 1997.

EXECUTIVE COMPENSATION

  The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 1994 and 1995, respectively, by each of the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                    ANNUAL COMPENSATION (1)         SECURITIES
                             FISCAL -----------------------         UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)    BONUS ($)        OPTIONS (#)
---------------------------  ------ ------------ -------------     ------------
Mary E. Coleman.............  1996  $    202,706 $    75,000 (5)     148,578
 President and Chief
  Executive Officer           1995       174,996      47,665 (5)     309,469
Susan K. Buchanan...........  1996        96,000     318,384 (6)          --
 Executive Vice President     1995        96,000     219,379 (6)     174,091
James W. Thanos.............  1996       152,167     132,932 (7)      30,947
 Vice President, Worldwide
  Operations                  1995       130,000      98,693 (7)     123,788
Tuoc V. Luong (2)...........  1996       161,325      45,826 (8)     156,530
 Vice President, Engineering  1995            --          --              --
Charles J. Donchess (3).....  1996       129,609      52,150              --
 Former Vice President,
  Marketing                   1995        94,052      24,973 (9)      92,841
Timothy E. Campbell (4) ....  1996       112,496      43,102 (10)     42,500
 Vice President, Client
  Services                    1995        25,385          --          50,000

--------
 (1) Other than salary and bonus described herein, the Company did not pay the persons named in the Summary Compensation Table any compensation in excess of 10% of such executive officer's salary and bonus.
 (2)  Mr. Luong became the Company's Vice President, Engineering in January
      1996.
 (3) Mr. Donchess resigned as the Company's Vice President, Marketing effective in December 1996.
 (4) Mr. Campbell became the Company's Vice President, Client Services in September 1995.
 (5) Bonus compensation for fiscal 1996 includes $28,125 earned in fiscal 1996 but paid in fiscal 1997. Bonus compensation for fiscal 1995 includes $10,625 earned in fiscal 1995 but paid in fiscal 1996.
 (6) All bonus compensation consists of sales commissions. Includes for fiscal 1996 $131,538 earned in fiscal 1996 but paid in fiscal 1997. Includes for fiscal 1995 $32,911 earned in fiscal 1995 but paid in fiscal 1996.
 (7) Bonus compensation for fiscal 1996 includes $51,932 earned in fiscal 1996 but paid in fiscal 1997. Bonus compensation for fiscal 1995 includes $22,500 earned in fiscal 1995 but paid in fiscal 1996.
 (8)  Includes $37,500 of deferred compensation.
 (9)  Includes $15,859 earned in fiscal 1995 but paid in fiscal 1996.
(10) Includes $8,406 earned in fiscal 1996 but paid in fiscal 1997.

STOCK OPTION GRANTS

  The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1996. All such options were awarded under the Company's 1995 Stock Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                                                                      REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL
                                               INDIVIDUAL GRANTS                       RATES OF STOCK
                          -----------------------------------------------------------       PRICE
                              NUMBER      PERCENT OF TOTAL                            APPRECIATION FOR
                           OF SECURITIES  OPTIONS GRANTED                              OPTION TERM(1)
                            UNDERLYING    TO EMPLOYEES IN  EXERCISE PRICE  EXPIRATION -----------------
          NAME            OPTIONS GRANTED   FISCAL 1996    PER SHARE(2)(3)    DATE       5%      10%
          ----            --------------- ---------------- --------------- ---------- -------- --------
Mary E. Coleman.........       98,578            8.5%          $ 0.32        2/02/06  $ 19,838 $ 50,275
                               50,000            4.3%            6.00        6/06/06   188,668  478,123
Susan K. Buchanan.......           --             --               --             --        --       --
James W. Thanos.........       30,947            2.7%            0.32        2/02/06     6,228   15,783
Tuoc V. Luong...........      156,530           13.6%            0.32        2/02/06    31,501   79,830
Charles J. Donchess (4).       43,750            3.8%            0.32        2/02/06     3,302    8,367
                               13,410            1.2%            6.00        6/06/06    50,601  128,233
Timothy E. Campbell.....       10,000            0.9%            0.32        2/02/06     2,012    5,100
                               12,500            1.1%            6.00        6/06/06    47,167  119,531
                               20,000            1.8%            9.00       10/15/06   113,201  286,874

----------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These rates of annual stock price appreciation are mandated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.
(2) Options were granted under the Company's 1995 Stock Plan at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant. Twenty five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1995 Stock Plan become vested on the first anniversary of the date of grant and vest at the rate of 1/48th of the shares for each month thereafter.
(3) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(4) Mr. Donchess resigned as the Company's Vice President, Marketing effective in December 1996. All options granted to Mr. Donchess during fiscal 1996 were unvested and terminated on the effective date of his resignation.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

  The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996 and stock options held as of December 31, 1996 by the Named Executive Officers.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF SECURITIES
                           SHARES             UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                          ACQUIRED            OPTIONS AT DECEMBER 31,    THE-MONEY OPTIONS AT
                             ON      VALUE           1996 (2)           FISCAL YEAR-END ($)(1)
                          EXERCISE REALIZED  ------------------------- -------------------------
          NAME             (#)(2)  ($)(2)(3) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------- --------- ----------- ------------- ----------- -------------
Mary E. Coleman.........  148,578  $     --    $    --       $  --      $     --       $  --
Susan K. Buchanan.......  174,091    34,818         --          --            --          --
James W. Thanos.........  154,655    24,758         --          --            --          --
Tuoc V. Luong...........  156,630        --         --          --            --          --
Charles J. Donchess (4).   32,881   867,401         --          --            --          --
Timothy E. Campbell.....   50,000        --     32,500          --       496,563          --

--------
(1) Amounts reflecting gains on outstanding stock options are based on the closing price of the Company's Common Stock on December 31, 1996 of $23.125.
(2) Options granted under the Company's 1995 Stock Plan as in effect prior to the effectiveness of the registration statement covering the Company's initial public offering were exercisable immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with the Company should terminate. The 1995 Stock Plan was amended in connection with the initial public offering such that subsequent grants do not include an early exercise provision.
(3) Based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price. For options exercised prior to the Company's initial public offering in October 1996, fair market value was determined in good faith by the Company's Board of Directors. For options exercised after October 1996, fair market value was determined based on the closing price of the Company's Common Stock on the Nasdaq National Market.
(4) Mr. Donchess resigned as the Company's Vice President, Marketing effective in December 1996. In connection with his resignation, Mr. Donchess exercised vested options to acquire 32,881 shares of Common Stock at an exercise price of $0.12 per share. The fair market value of the Company's Common Stock on the date of exercise was $26.50. All unvested options held by Mr. Donchess terminated in connection with his resignation, and Mr. Donchess held no outstanding options at December 31, 1996.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors shall not be deemed "filed" with the Commission and shall not be incorporated by reference into any such filings.

  The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

General Compensation Philosophy

  The primary objectives of the Company's executive compensation policies include the following:

  . To attract, motivate, and retain a highly qualified executive management team;

  . To link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Committee;

  . To compensate competitively with the practices of similarly situated technology companies; and

  . To create management incentives designed to enhance stockholder value.

  The Company competes in an aggressive and dynamic industry and, as a result, believes that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel, are key factors to the Company's future success. The Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through the Company's equity incentive programs.

Cash Compensation

  Cash compensation for the Company's senior executives consists of a fixed base salary and an annual bonus. Each executive officer's target total annual cash compensation (i.e., salary and bonus) is determined after a review of survey data compiled by independent consulting firms regarding executives at similarly situated companies as well as other relevant market data. In particular, during fiscal 1996, the Company relied as a benchmark on compensation survey data compiled by Radford Associates, a nationally recognized firm specializing in providing human resource consulting services and surveys to technology companies. For each executive officer, the Company seeks to establish a total target annual compensation level that is consistent with the average of compensation paid to executives at the companies surveyed. For fiscal 1996, the Company's salaries for executive officers tended to be less than the average of surveyed companies. In light of the Company's initial public offering in October 1996, the Company has increased executive officer compensation for fiscal 1997 to levels closer to the average compensation paid by surveyed companies.

  In connection with determining annual bonuses, the Committee establishes a bonus target for each executive officer. In setting annual goals for executive bonuses, the Committee considers various factors, including the anticipated introduction of new products, general economic conditions, and the Company's competitive position and financial performance relative to its competitors. The target bonus for an executive is intended to relate to his or her potential impact on corporate results, financial and otherwise, and the percentage of the target bonus actually received is determined with reference to enumerated objectives actually achieved. The Committee attempts to set aggressive but realizable objectives that will result, directly or indirectly, in increased revenues and improved net income as well as an improved competitive position for the Company in its target markets. In order to achieve the purposes of the plan, the Committee communicates individual performance objectives and the corresponding bonus targets to executives at the beginning of each fiscal year. Relative to fiscal 1996, the Company's bonus structure for fiscal 1997 is intended to tie earned bonuses more closely to the Company's operating results and to place less emphasis on non-financial management objectives.

Equity Incentive Programs

  Long-term equity incentives, including stock options and stock purchase rights granted pursuant to the Company's 1996 Employee Stock Purchase Plan, directly align the economic interests of the Company's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Company's Common Stock increases above the exercise price, which is set at the fair market value of the Company's Common Stock on the date the option is granted. In addition, employees must remain employed with the Company for a fixed period of time in order for the options to vest fully. In general, twenty-five percent of the shares issuable upon exercise of options granted under the Company's 1995 Stock Plan became vested on the first anniversary of the date of grant and vest at the rate of 1/48th of the shares for each month thereafter. The number of options granted to each executive is determined by the Committee. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive, with particular attention to the executive's unvested option position, and other factors.

Compensation of Chief Executive Officer

  In determining the CEO's compensation, the Committee considers comparative financial and compensation data of selected peer companies. During fiscal 1996, Mary E. Coleman, the Company's President and CEO, received a salary of $202,706. For fiscal 1997, the Company has increased Ms. Coleman's base annual salary to $250,000, representing a 23% increase over her salary for fiscal 1996. The Committee based the increase in Ms. Coleman's salary on a variety of factors, including the Company's improved financial performance in fiscal 1996, an intent to raise Ms. Coleman's salary closer to the average base salary paid by peer companies, and Ms. Coleman's contribution toward the Company's achieving important product development and corporate milestones, including the successful completion of the Company's initial public offering in October 1996.

  At the time the Committee determines Ms. Coleman's salary, it also establishes a bonus target and corresponding performance objectives. For fiscal 1996, the Committee set Ms. Coleman's target bonus at $75,000. For fiscal 1997, the Committee has increased Ms. Coleman's target bonus to $125,000. The percentage of the target bonus that Ms. Coleman receives is a function of both (i) the financial performance of the Company and (ii) Ms. Coleman's individual performance as measured against specific "management-by-objective" ("MBO") goals determined by the Committee. The portion of the bonus attributable to MBO goals is paid in biannual increments based on the attainment of such objectives. The portion of the bonus attributable to the Company's financial performance is paid in quarterly installments. Based on the Company's financial results in fiscal 1996 and the attainment of such MBO goals, Ms. Coleman earned the entire $75,000 target bonus for fiscal 1996. Relative to fiscal 1996, a larger portion of Ms. Coleman's bonus for fiscal 1997 will be earned based on the Company's financial performance and a smaller portion will be earned based on achievement of MBO goals.

  The Company grants stock options to the Chief Executive Officer based primarily on the Company's evaluation of her ability to influence the Company's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the CEO's existing unvested option position. Accordingly, in fiscal 1996, the Company granted Ms. Coleman options to acquire 148,578 shares of the Company's Common Stock.

Compensation of Other Executives

  The Committee has adopted compensation policies for its remaining senior executives similar to those established for the CEO. Using salary data supplied by outside consultants, including Radford Associates, and other publicly available data, such as proxy data from peer companies, the CEO recommends to the Committee base salaries for executive officers that are within the range of salaries for persons holding similar positions at peer companies. The CEO and the Committee also consider factors such as the Company's performance (financial and otherwise) relative to peer companies and the individual officer's performance during the most recent fiscal year and potential to contribute to the Company in the future. For fiscal 1996, the base salaries established by the Committee for the Company's executive officers tended to be less than the average of surveyed companies. Accordingly, the Committee increased base salaries for most executive officers for fiscal 1997 to bring their salaries closer to the average of peer companies. Cash bonuses are also determined for the executive officers in a manner consistent with the determination of the CEO's bonus, based primarily on the Company's financial results and the executive officer's performance relative to enumerated MBO goals. Executive officer bonuses during fiscal 1996 were generally consistent with bonuses paid to officers performing similar functions at peer companies. For fiscal 1997, the Committee has placed greater emphasis on financial performance relative to MBO goals in determining bonus payments.

  The Company also determines stock option grants for executive officers based on similar criteria as those used or determining stock option grants for the CEO, with particular attention to the incentive effect of additional option grants for executive officers whose prior grants are substantially vested.

Tax Deductibility of Executive Compensation

  The committee has studied Section 162(m) of the Internal Revenues Code and related regulations of the Internal Revenue, which limit the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the five most highly compensated executive officers. The Company generally may deduct compensation paid to such officer only if the compensation does not exceed $1 million during any fiscal year or to the extent compensation is "performance-based" as contemplated in Section 162(m). The Company has qualified its 1995 Stock Plan as a performance-based plan and, therefore, compensation realized in connection with options granted under the 1995 Stock Plan is exempt under the statute. The Committee does not believe that the other components of the Company's compensation will be likely in the aggregate to exceed $1 million for any executive officer in fiscal 1997 and, therefore, has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                          The Compensation Committee

                                          Oliver D. Curme
                                          Robert J. Loarie

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were satisfied on a timely basis. In making these statements, the Company has relied on the written representations of its officers and directors.

CERTAIN TRANSACTIONS

  The Company's 1995 Stock Plan, as in effect prior to certain amendments effective upon the completion of the Company's initial public offering in October 1996, permitted holders of outstanding options to exercise such options prior to complete vesting, subject to their entering into a restricted stock purchase agreement granting the Company an option to repurchase any unvested shares at their original purchase price in the event of a termination of such optionee's employment or consulting relationship with the Company. Effective with the initial public offering, the 1995 Stock Plan was amended such that subsequent option grants will not contain an early exercise feature.

  In September 1995, February 1996, and July 1996, the Company loaned Mary E. Coleman, the Company's President and Chief Executive Officer, an aggregate amount of $368,691 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by three promissory notes. Each of the notes bears interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amounts of the three notes were $37,136, $31,555, and $300,000, respectively. Such notes become due and payable in September 2000, February 2001, and July 2001, respectively. In the event that Ms. Coleman ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable.

  In July 1996 and August 1996, the Company loaned to Christopher L. Dier, the Company's Vice President, Finance and Chief Financial Officer, an aggregate amount of $157,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by two promissory notes. Both notes bear interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amounts of the two notes were $120,000 and $37,500, respectively, and they become due and payable in July 2000 and August 2000, respectively. In the event that Mr. Dier ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable.

  In September 1996, the Company loaned to Jeffrey T. Webber, a member of the Company's Board of Directors, an aggregate amount of $112,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by a promissory note. The note bears interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amount of such note was $112,500, and it becomes due and payable in September 2000. In the event that Mr. Webber ceases to be a member of the Company's Board of Directors prior to maturity of the note, such note shall, at the option of the Company, become immediately due and payable.

  In February 1996 and July 1996, the Company loaned to Brigitte U. Wilson, the Company's current Director of Finance and Administration and, at the time of such loan, the Company's Chief Financial Officer, an aggregate amount of $81,190 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by four promissory notes. Each of the notes bears interest at the rate of 8% per annum. At December 31, 1996, the outstanding aggregate principal amount of the three notes issued in February 1996 was $6,190, and each such note becomes due and payable in February 2000. The principal amount of the fourth note was $75,000 at December 31, 1996, and it becomes due and payable in July 2000. In the event that Ms. Wilson ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable.

COMPANY PERFORMANCE

  The following graph shows a comparison of cumulative total return for the Company's Common Stock from October 28, 1996, the effective date of the registration statement covering the Company's initial public offering, through December 31, 1996 relative to the Standard & Poor's 500 Index and the Hambrecht & Quist Software Sector Index. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the following graph shall not be deemed "filed" with the Commission and shall not be incorporated by reference into any such filing. Stockholder returns over the periods indicated should not be considered indicative of future returns.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
       AMONG AURUM SOFTWARE, INC., S&P 500 INDEX AND H&Q SOFTWARE SECTOR

                        PERFORMANCE GRAPH APPEARS HERE

                             AURUM                       H&Q
Measurement Period           SOFTWARE,      S&P          SOFTWARE
(Fiscal Year Covered)        INC.           500 INDEX    SECTOR
-------------------          ----------     ---------     ----------
Measurement Pt-10/28/96      $100           $100         $100
FYE 11/29/96                 $221.09        $108.85      $107.73
FYE 12/31/96                 $144.84        $106.69      $103.42

---------------
Assumes $100 invested on October 28, 1996 in the Company's Common Stock, the Standard & Poor's 500 Index, and the Hambrecht & Quist Software Sector Index. Total return assumes reinvestment of dividends for the Standard & Poor's 500 Index and the Hambrecht & Quist Software Sector Index. The Company has never paid dividends on its Common Stock and has no present plans to do so.

                                 PROPOSAL TWO

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 1997. The Company expects that a representative of Coopers & Lybrand L.L.P will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative votes of the holders of a majority of the shares of Company stock present or represented and voting at the Annual Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

  It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                          For the Board of Directors
                                          AURUM SOFTWARE, INC.

                                          /s/ CHRISTOPHER L. DIER
                                          Christopher L. Dier
                                          Secretary

Dated: May 1, 1997

                                                                      1593-PS-97

                             AURUM SOFTWARE, INC.

                 PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of AURUM SOFTWARE, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 1997, and hereby appoints Mary E. Coleman and Christopher L. Dier and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of AURUM SOFTWARE, INC., to be held on Friday, May 30, 1997 at 2:00 p.m., local time at 3385 Scott Boulevard, Santa Clara, California, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

1.   Election of directors:

     Nominees: Mary E. Coleman; David D. Buchanan; Mark Leslie; Robert J.
     Loarie; Robert M. Obuch; Jeffrey T. Webber;   Charles C. Wu

        [_] FOR all nominees listed above           [_] WITHHOLD AUTHORITY to
         (except as marked to the contrary below)    vote for all nominees
                                                     listed above

          ______________________________________
          INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name(s) on the line above.


2. Proposal to ratify the appointment of Coopers & Lybrand L.L.P as independent accountants for the fiscal year ending December 31, 1997.
               [_] FOR         [_] AGAINST          [_] ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [_]

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE 1997 FISCAL YEAR.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                               Dated:___________________________________________
                                                                          , 1997


________________________________________________
                               Signature


________________________________________________
                               Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)